Proxy Statement Pursuant to Section 14(a) of the
		       Securities Exchange Act of 1934

Filed by the Registrant (x)

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Check the appropriate box:

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     (as permitted by Rule 14a-6(e)(2))

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()   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12



			  Chock full o'Nuts Corporation
		-----------------------------------------------
		(Name of Registrant as Specified in Its Charter)



		-----------------------------------------------
		(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate Box):

(x)   No fee required.






			 CHOCK FULL O'NUTS CORPORATION PRIVATE

			      370 Lexington Avenue

			      New York, N.Y. 10017

				  ------------

		    Notice of Annual Meeting of Stockholders

				  ------------

			Thursday, December 19, 1996 at 3:00 P.M.

			  The Chase Building

				   Room 7

			      270 Park Avenue

			    New York, New York 10017

				  ------------

			  PLEASE SIGN, DATE AND RETURN
			  THE ENCLOSED PROXY PROMPTLY

				  ------------

To the Stockholders of
  CHOCK FULL O'NUTS CORPORATION:

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Chock Full O'Nuts Corporation (the "Company") will be held at The Chase Building,Room 7, 270 Park Avenue, New York, New York 10017 on Thursday, December 19, 1996 at 3:00 P.M., Eastern Standard Time, for the following purposes:

1. To elect three directors for three year terms.

2. To ratify the appointment of independent auditors for 1997.

3. To transact such other business as may properly be brought before the meeting or any adjournment or adjournments thereof, including taking action upon the resolutions that are quoted under the heading Stockholder Proposals in the attached Proxy Statement, if they shall be brought before the meeting or such adjournment.

   Only stockholders of record at the close of business on October 23, 1996 are entitled to notice of and to vote at the meeting or any adjournment thereof.
				   By Order of the Board of Directors
					  MARTIN J. CULLEN
					     Secretary
Dated: New York, N.Y.
 October 31, 1996
----------------------------------------------------------------
IMPORTANT: Whether or not you expect to attend the meeting, please complete, date and sign the proxy and return it promptly in the enclosed envelope.

CHOCK FULL O'NUTS CORPORATION
PROXY STATEMENT

  This Statement is furnished to the stockholders of Chock Full O'Nuts Corporation (the "Company") in connection with the solicitation by the Board of Directors of proxies to be used at the 1996 Annual Meeting of Stockholders of the Company to be held at The Chase Building, Room 7, 270 Park Avenue, New York, New York 10017 on Thursday, December 19, 1996 at 3:00 P.M., Eastern Standard Time, and at any adjournments thereof.

  The approximate date on which this Statement and the accompanying proxy will be mailed to stockholders is October 31, 1996. The
Company's Annual Report, including financial statements, has been mailed to stockholders along with this Statement.

  All shares represented by each properly executed, unrevoked proxy received in time for the meeting will be voted as specified. In the absence of any specification, proxies will be voted for the election of the three persons listed herein as nominees as directors, for the ratification of the appointment of Ernst & Young as the Company's independent auditors for 1997 and against the proposals set forth under the heading Stockholder Proposals. Any proxy may be revoked at any time prior to its exercise, by written notification to the Secretary of the Company.

  The Board of Directors has fixed the close of business on October 23, 1996 as the record date (the "Record Date") for the determination of the stockholders entitled to notice of and to vote at this meeting. The principal office of the Company is located at 370 Lexington
Avenue, New York, New York 10017.

  At the Record Date, the Company had outstanding approximately
10,736,000 shares of Common Stock, par value $.25 per share. Each share outstanding entitles the holder thereof to one vote.

  The only persons known to the Company to be the beneficial owner of five percent or more of the Company's Common Stock, as of the Record Date, are listed under "Security Ownership of Certain Beneficial
Owners and Management" below.

ELECTION OF DIRECTORS

  At this meeting three directors are to be elected to serve for three-year terms, each to hold office until his successor is duly elected and qualified. It is not contemplated that any nominee will be unable to serve as a director, but if such contingency should occur prior to the meeting, the persons named as proxies in the enclosed proxy or their substitutes (the "Proxies") will have the right to vote for substitute nominees. The Proxies were selected by the Board of Directors of the Company and are directors and officers of the Company. Certain information with respect to each nominee, as well as directors continuing in office, is stated below.

Directors Nominated for Three-Year Terms:

MARTIN J. CULLEN-Mr. Cullen was elected to the Board of Directors in 1981. He has been Vice President of the Company for over 20 years and in 1981 was also elected Treasurer of the Company. He is 62 years old and has been with the Company for over forty years. His responsibilities are principally in the area of purchasing and he is currently Secretary of the Company.

MARVIN I. HAAS-Mr. Haas was elected to the Board of Directors in December 1990. In August 1993, Mr. Haas was elected Chief Executive Officer and in February 1995, he was elected President. He was Vice Chairman of the Board and Chief Operating Officer from October 1991 until February 1995. He was a consultant to the Company from September 1989 to May 1990. Mr. Haas was President and Chief Operating Officer of Swissrose International (a dairy products importer) for a period of more than five years through April 1987 and subsequently was a self-employed consultant until joining the Company. He is 54 years old.

R. SCOTT SCHAFLER-Mr. Schafler was elected to the Board of Directors in March 1993 and is President of Cortec Group, Inc. (a position he has held for more than five years), a New York based buyout group specializing in the acquisition and operation of middle market manufacturing companies with proprietary technology or leading distribution channels. He is Chairman of the Board of a Cortec Group affiliate, National Controls Corporation, a leading manufacturer of electronic controls for food service companies. He is also President of Cortec Capital Corporation, General Partner of Cortec Group Fund I, LP and the managing partner of entities which manage Cortec Group Fund II, LP (the Funds). Both Funds specialize in the acquisition and operation of middle market manufacturing companies. He is 46 years old.


Directors Continuing in Office:

MARK A. ALEXANDER, M.D.-Dr. Alexander was elected to the Board of Directors in October 1993. He is Vice President of Metropolitan Life Insurance Company (a position he had held for more than five years). His responsibilities include managing the decentralized personal life insurance medical underwriting activities for Metropolitan. He is 46 years old. (Term to expire at the 1997 Annual Meeting).

NORMAN E. ALEXANDER-Mr. Alexander was elected to the Board of Directors in 1982. In February 1994, he was elected non-executive Chairman of the Board of Directors. He is Chairman and Chief Executive Officer of Sequa Corporation, a company providing a broad range of products and services to customers in commercial and government markets (a position he has held for more than five years). He is 82 years old. He is also a director of Richton International Corporation. (Term to expire at the 1998 Annual Meeting).

STUART Z. KRINSLY-Mr. Krinsly was elected to the Board of Directors in September 1992. He is Senior Executive Vice President and General Counsel of Sequa Corporation, a company providing a broad range of products and services to customers in commercial and government markets (a position he has held for more than five years). He also is a director of Sequa Corporation. He is 79 years old. (Term to expire at the 1998 Annual Meeting).

HOWARD M. LEITNER-Mr. Leitner joined the Company in August 1980 as Chief Financial and Accounting Officer and later that year was elected a director. He was President of the Company from August 1986 until February 1995 and currently is a Senior Vice President. He has been a Certified Public Accountant for more than 20 years and for two years prior to joining the Company he was an Audit Manager for Ernst & Whinney (now known as Ernst & Young), the successor to S. D. Leidesdorf & Co., with whom Mr. Leitner had been employed as an accountant for the 15 preceding years. He is 55 years old. (Term to expire at the 1997 Annual Meeting).

HENRY SALZHAUER-Mr. Salzhauer was elected to the Board of Directors in July 1992. He is a Vice President of Benjamin Partners, Inc. ("BPI"), an investment firm. Prior to December 1993, he was a Vice President of Benjamin Electrical Engineering Works, Inc. ("BEEW"), an electrical contracting company (a position he had held for more than five years). He is 61 years old. In November 1993, BEEW sold its electrical contracting assets, including its name, to Fischbach & Moore, Inc. another electrical contractor, and changed its name to BPI. (Term to expire at the 1997 Annual Meeting).

DAVID S. WEIL-Mr. Weil was elected to the Board of Directors in April 1990. He is President and Chief Executive Officer of Ampacet Corporation, a company which is a plastics raw material producer, specializing in the manufacture of color and additive masterbatches used by plastic processors, (a position he has held for more than five years). He is 71 years old. (Term expire at the 1998 Annual Meeting.

Norman E. Alexander is the father of Mark A. Alexander. There is no other family relationship between any officer or director of the Company.

  There are five meetings of the Company's Board of Directors held during the Company's last fiscal year. The Board of Directors has a Compensation Committee which is comprised of Virgil Gladieux, Henry Salzhauer and David S. Weil. The Compensation Committee which met once in fiscal year 1996 performs the function of evaluating the work performance of the Company's executive and administrative employees and determining compensation for such persons. The report of the compensation committee appears on pages 7 and 8 of this proxy statement. The Board of Directors has a Nominating Committee comprised of Norman E. Alexander, Stuart Z. Krinsly and Henry Salzhauer which evaluates potential members of the Board of Directors.
 The Nominating Committee seeks potential nominees for Board membership in many ways and will consider suggestions submitted by stockholders if mailed to the Secretary of the Company. The Board of Directors has an Audit Committee comprised of Mark A. Alexander, Virgil Gladieux, R. Scott Schafler and David S. Weil. This Committee met twice relative to the Company's 1996 fiscal year. The Audit Committee approved the selection of Ernst & Young as the Company's independent auditors and met with the auditors to review the planned scope and the results of the audit. The Board of Directors has an Executive Committee comprised of Norman E. Alexander, Marvin I. Haas, Stuart Z. Krinsly and David S. Weil. The Executive Committee may exercixe the power and authority of the Board of Directors when the entire Board is unable to convene. All directors, except Virgil Gladieux, attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and of all committees of the Board on which that director served.
EXECUTIVE COMPENSATION AND TRANSACTIONS WITH DIRECTORS, OFFICERS AND PRINCIPAL HOLDERS

  The following information is furnished with respect to each of the five highest compensated executive officers of the Company who were executive officers of the Company at any time during the fiscal year ended July 31, 1996:

COMPENSATION TABLE

					      Annual Compensation
						(In Thousands)
					 -------------------------
Name and                        Fiscal                   Other Annual
Principal Position               Year  Salary   Bonus    Compensation
-------------------------     ------ ------   -----    ------------
							       (a)
Marvin I. Haas                                  1996   $269           $20
President and                                   1995    273    $104
Chief Executive Officer                         1994    273     100

Howard M. Leitner                               1996    222            20
Senior Vice President and               1995    225      92
Chief Financial Officer                         1994    225

Thomas Donnell                                  1996    167      72      5
President and Chief Executive           1995    164      83
Officer of Cain's Coffee Company        1994       169      60

Martin J. Cullen                                1996    186              20
Vice President, Secretary               1995    193      74
and Treasurer                                   1994    192

Anthony Fazzari                         1996    175      30            11
Senior Vice President  Retail  1995    186      73
Sales and Marketing                             1994    179      23
------
(a) Perquisites include use of corporate automobiles (ranging between $2,000 and $10,000) and life insurance (ranging between $2,000 and $10,000).



OPTIONS/SAR GRANTS IN LAST FISCAL YEAR
There were no options/SARs granted during fiscal 1996 to the named executives.
  As of July 31, 1996, Marvin I. Haas, Howard M. Leitner, Thomas Donnell, Martin J. Cullen and Anthony Fazzari have options to acquire 250,000, 16,000, 10,000, 10,000 and 10,000 shares, respectively, of
Company Common Stock, none of which are currently exerciseable.
  Restricted stock share holdings at July 31, 1996, pursuant to agreements describes under Certain Relationships and Transactions for Mr. Leitner and Mr. Cullen amounted to 54,939 shares and 5,493 shares, respectively.
  The Company has established a Benefits Protection Trust with Shawmut Bank, N.A. (the Trust Fund) and has contributed $700,000 thereto.
The Trust Fund is to be used for litigation expenses incurred by Company employees, including all executive officers of the Company, in the event that after a Change-in-Control (as defined) the new management of the Company refuses to pay benefits under any employment contract or any employee benefit plan maintained by the Company.
  As compensation for their services, each independent director (i.e. a director who is not also an officer or employee of the Company) is paid $16,000 in cash. Eash independent director who is a member of the Audit Committee or the Compensation Committee is paid $1,000 for attendance at a meeting of the Committee on which he serves. The Company does not pay director fees to directors who are employees of the Company.
  Annual pension payments as of July 31, 1996 under the Company's defined benefit plan which would be payable for Messr. Haas, Leitner, Donnell, Cullen and Fazzari (assuming normal retirement date) amount to approximately $23,000, $42,000, $11,000, $109,000 and $33,000.



Report of the Compensation Committee on Executive Compensation

  The Compensation Committee's responsibilities include establishing the Company's policies governing compensation of officers and other key executives of the Company. The Committee's principal objective in setting such policies is to develop a program designed to attract and retain officers and other key executives critical to the success of the Company and to reward and motivate those executives for performance which enhances the profitability of the Company and creates value for its shareholders.

 To achieve these objectives, the Compensation Committee has developed a competitive, market-driven base salary program coupled with an annual incentive cash bonus plan geared toward performance. Base salaries, prior to bonus awards, for officers and key executives have been fixed at levels believed to be within a competitive range for comparable positions in comparable companies. The President and Chief Executive Officer can receive a bonus of from 25% to 90% of base pay dependent upon the achievement of certain targeted levels of earnings per share and a return on net assets at an agreed upon percent. The President and Chief Executive Officer of Cain's Coffee Company can receive a bonus of from 25% to 45% of base pay dependent upon a return on net assets at an agreed upon percentage of such company. Both the Senior Vice President and Chief Financial Officer and the Vice President, Secretary/Treasurer can receive a bonus from 12.5% to 45% of base pay dependent upon the achievement of certain targeted levels of earnings per share and a return on net assets at an agreed upon percent. The Senior Vice President of Retail Sales and Marketing can receive a bonus of from 22.5% to 45% of base pay dependent upon sales volume and a return on net assets and operating profit at an agreed upon percent. In addition, certain other officers and key executives can receive a bonus up to 45% of base pay based on specified levels of sales volume, margins, purchasing efficiencies, manufacturing plant expenditures, operating results, a return on net assets at an agreed upon percent and the achievement of certain targeted levels of earnings per share. Tying a significant portion of overall executive compensation to the achievement of performance objectives and thus making such bonus "at risk" is believed to align the financial interests of the participating executives with those of the Company and its shareholders. The bonus is only paid if the executive is employed as at the last day of the fiscal year. In addition, non-qualified stock options are also granted, from time to time, based upon long-term corporate objectives and individual circumstances. In determining long-term incentive grants, the Compensation Committee has set shareholder value creation as a priority. During fiscal 1996, no non-qualified stock options were granted to the named executives. The incentive cash bonus program for fiscal 1996 was reviewed for the Compensation Committee by a senior external compensation consulting specialist and found to utilize accepted incentive compensation techniques, including quantifiable operating objectives that must be met to receive an incentive award and structures that tie awards directly to performance through sliding scale payout schedules that include performance thresholds and payout caps.

  The base salary levels for the President and Chief Executive Officer and all other officers and key executives are reviewed and approved by the Compensation Committee based upon competitive salary data developed for the Committee in consultation with the senior external compensation consulting specialist. This data includes salaries paid to executives at comparable corporations and is affected by overall salary movement in the workplace, generally, and the food industry in which the Company operates. Salary changes are recommended to the Compensation Committee based upon a comparison between each executive's base pay and those of other companies of similar size in the food industry, the length of service of each executive and how well each executive has performed in relation to predetermined goals and other operational issues which may have arisen during the preceding year.




  Compensation for the Chief Executive Officer for 1996 was determined in accordance with the preceding factors. Mr. Haas' compensation also reflected his inclusion in the incentive bonus program which can provide a substantial part of his overall potential compensation dependent upon the performance of the Company.

COMPENSATION COMMITTEE

Virgil Gladieux, Chairman
HENRY SALZHAUER
DAVID S. WEIL

			      COMPANY PERFORMANCE

  The following graph shows a five year comparison of cumulative total
returns for the    Company, the S&P 500 composite index and a Peer
Group whose members currently constitute the S&P Midcap 400 Index for Foods and Beverages (Midcap 400 Index). The Midcap 400 Index includes the following companies: Dean Foods Co., Dole Food Inc., Dreyers Grand Ice Cream Inc., Flowers Inds Inc., lbp Inc., International Multifoods Corp., Lance Inc., McCormick & Co. Inc., Michael Foods Inc., Savannah Foods & Inds Inc., JM Smucker Co., Tyson Foods Inc. and Universal Foods Corp.




				     CHART



























		 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  In March 1987 and January 1988, the Company issued an aggregate of 500,000 shares of its common stock to certain senior key executives pursuant to the Company's Incentive Compensation Plan under restricted stock agreements which provide that the shares are to vest ratably over a period of 14 years. The unvested portion of the shares are subject to forfeiture in the event the Company terminates employment for Cause or the employee terminates employment for a reason other than death, disability, retirement at or after normal retirement date or Good Reason and to accelerated vesting in the event of termination of employment by the Company for any reason other than Cause or termination of employment by the employee for Good Reason, death, disability or retirement. Messrs. Howard Leitner and Martin Cullen were awarded 100,000 and 10,000 shares, respectively, pursuant to these agreements. The number of shares distributed to participants was based upon the fair value of the shares at the date of the award which takes into account the market price of the shares on such date as well as the length and nature of the restrictions imposed upon the award. The fair value of the shares awarded to Messrs. Leitner and Cullen, respectively, pursuant to these agreements was $290,000 and $29,000.

  Certain of the Company's employees (including, but not limited to officers) are furnished with an automobile in connection with their business duties.

  The Board of Directors has adopted an Unfunded Directors Retirement Plan (the "Directors Plan") for directors who are not and never have been employees of the Company (the "Outside Directors"). Each Outside Director who retires from the Board with at least five full years of service as a director of the Company shall, at the latter of age 65 or on the date on which such director retires from the Board (the "Payment Date") receive for a period of 10 years from the Payment Date an annual cash benefit payment (the "Retired Director's Fee") equal to the regular annual director's fee in effect upon such director's retirement; provided, however, that if such director is terminated as a director following a change in control (as defined in the Company's Severance Benefit Payment Plan) the balance of such director's then current term shall be credited toward his five-year service requirement and in addition, the surviving spouse of any director who dies (in office or after retirement) after meeting the foregoing age and service requirements shall receive or continue to receive such director's benefits for the balance of the 10 year period during which the deceased director was entitled thereto, and payment of such Retired Director's Fee shall terminate upon the death of any such director and such director's surviving spouse. Benefits are currently being paid to the surviving spouse of a deceased director. As of the date hereof, three Outside Directors meet the age and service requirements for the receipt of benefits in the event of their retirement, one of thosedirectors (Virgil Gladieux) is retiring as of the date of the annual meeting and will thereafter begin receiving benefits.

  In December 1988, March 1989, January 1991 and April 1991 the Chock Full O'Nuts Corporation Employee Stock Ownership Plan purchased shares of the Company's common stock from certain directors and officers as more fully described under the section headed "Employee Stock
Ownership Plan".

				  PENSION PLAN

  The Chock Full O'Nuts Corporation Pension Plan is a noncontributory defined benefit plan covering all non-union employees of the Company. Employees become eligible for membership in the Plan on the anniversary dates coinciding with or next following the date of attainment of age 201/2 and completion of a year of service. Participants become fully vested after 5 years of service. Prior thereto there are no benefits payable under the Plan.





The Plan provides normal retirement benefits, reduced early retirement benefits and increased post-retirement benefits which are available at the employee's option. Benefits are payable in the form of a straight life annuity or a 50% joint and survivor annuity. At Normal Retirement (age 65) or Postponed Retirement (age 70), a participant receives an annual pension payable in equal monthly installments equal to 2% of his final 5 year average compensation times credited service to a maximum of 50% of the final 5 year average compensation. Credited service includes years of service rendered after reaching age 22. The years of credited service under the Plan at July 31, 1996 of Messrs. Haas, Leitner, Donnell, Cullen, and Fazzari are 6, 16, 2, 25, and 8, respectively.

  Marvin I. Haas and Howard M. Leitner are the Trustees of the Plan.

  The table below shows the estimated annual pension benefits at normal retirement age to an employee upon retirement under the Plan.

   Final
  Average
 Earnings  15 Years 20 Years 25 Years 30 Years 35 Years
---------- -------- -------- -------- -------- --------
$300,000
and higher  $90,000 $120,000 $120,000 $120,000 $120,000
$250,000     75,000  100,000  120,000  120,000  120,000
$200,000     60,000   80,000  100,000  100,000  100,000
$150,000     45,000   60,000   75,000   75,000   75,000
$100,000     30,000   40,000   50,000   50,000   50,000

 401(k) CASH OR DEFERRED COMPENSATION PLAN


The Company maintains a tax-qualified 401(k) cash or deferred compensation plan that covers certain employees who have completed one year of service and attained age 20. Participants are permitted, within the limitations imposed by the Internal Revenue Code, to make pre-tax contributions to the plan pursuant to salary reduction agreements. The contributions of the participants are held in separate accounts which are always fully vested.


DEFERRED COMPENSATION PLAN

  The Chock Full O'Nuts Deferred Compensation Plan for certain key executives (the "Deferred Compensation Plan") became effective August 1, 1987. The purpose of the Deferred Compensation Plan is to supplement the pension benefits available to certain officers and key employees of the Company under the Chock Full O'Nuts Corporation Pension Plan and to further the growth in the earnings of the Company by offering long-term incentives to such officers and key employees who will be largely responsible for such growth. While the arrangement is considered unfunded for tax purposes, the Company and Wachovia Bank & Trust Company have entered into a grantor trust agreement establishing a trust fund to aid the Company in accumulating the amounts necessary to satisfy its liability for deferred compensation benefits. The assets of the trust will at all times be subject to the claims of the Company's creditors. The Company will make contributions annually in an amount which will fully fund each covered executive's benefit as of his expected retirement, and will make payments of deferred compensation benefits to the extent the trust does not.

  Pursuant to the provisions of the Deferred Compensation Plan, the Compensation Committee of the Board shall determine those employees who shall be entitled to participate in the Deferred Compensation Plan and the amount of the supplemental benefits to be paid to any such participant. Upon such determination, such employee and the Company shall enter into a deferred compensation agreement which specifies the amount and rights of such participant to receive supplemental pension benefits.

  As of the date hereof there are no deferred compensation agreements outstanding under the Deferred Compensation Plan.


	EMPLOYEE STOCK OWNERSHIP PLAN

  In November 1988, the Company's Board of Directors approved the Chock Full O'Nuts Corporation Employee Stock Ownership Plan ("ESOP") which is a noncontributory plan established to acquire shares of the Company's common stock for the benefit of all eligible employees. In December 1988, March 1989, February 1990, January 1991, April 1991, May 1995 and September 1995 the Company loaned the ESOP $1,000,000, $750,000, $1,140,000, $325,000, $675,000, $500,000 and $500,000,
respectively, to be repaid in equal annual installments over eight years from the date of the loan with interest primarily at 9% and 10%. With the proceeds of the December 1988 and March 1989 loans, the ESOP purchased approximately 110,000 and 85,000 shares of the Company's common stock from certain directors and officers at a price of $8.125 and $8 per share (the then current market prices). With the proceeds of the January 1991 and April 1991 loans, the ESOP purchased approximately 134,000 shares of the Company's common stock from certain directors, officers and employees at prices of $5.625 and $7.75 per share (the then current market prices). Howard Leitner and Martin Cullen sold approximately 57,100 and 12,700, respectively, of such shares, to the ESOP for which they received approximately $429,000 and $120,000. With the proceeds of the February 1990, May 1995 and September 1995 loans, the ESOP purchased approximately 371,000 shares of the Company's common stock in the open market at prices between $5.50 and $6.50 per share(the then current market prices). Each full-time employee of the Company who is not represented by a labor union is eligible to participate in the ESOP on the date which is one year after the date of his employment by the Company. All such participating employees are vested in those shares allocated to their specific accounts after a period of five years. Shares are allocated to participant's accounts annually based upon the annual compensation (up to $150,000) earned by each participant. As the Company makes annual contributions to the ESOP, these contributions are used to repay the loans to the Company, together with accrued interest. Deferred compensation equal to the loans has been recorded as a reduction of stockholders' equity representing the Company's prepayment of future compensation expense. As the loans are repaid, common stock is allocated to ESOP participants and deferred compensation is reduced by the amount of the principal payment on the loans. Marvin I. Haas and Howard M. Leitner are the administrators of the ESOP.

  As of the date of this proxy statement a total of 3,851 shares, 3,719 shares, 942 shares, 5,347 shares and 4,779 shares of common stock were allocated to each of the accounts of Messrs. Haas, Leitner, Donnell, Cullen and Fazzari, respectively.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

  The following table sets forth, as of October 8, 1996, the shares of the Company's Common Stock owned beneficially by the present directors and nominees of the Company individually and by all present directors, nominees and executive officers of the Company as a group:

	    Name of                   Common Stock         Percent
       Beneficial Owner            Beneficially Owned    of Class
------------------------------ --------------------- ------------
Marvin I. Haas                               416,124(1)   3.9%(1)
Howard M. Leitner                            318,061(1)   3.0%(1)
Mark A. Alexander                              1,920(2)
Norman E. Alexander                           46,179(3)     *
Martin J. Cullen                              16,779        *
Virgil Gladieux                               54,776(4)     *
Stuart Z. Krinsly                              1,280(5)     *
Henry Salzhauer                                6,075(6)     *
R. Scott Schafler                              3,182        *
David S. Weil                                  6,796        *

All Directors and executive officers as
a group (14 persons), including the
above named persons                1,501,821(1)(2)     14.0%(1)
------
* Less than 1% of class.

(1) Includes 254,100 shares owned by the Chock Full O'Nuts Corporation Pension Trust of which Marvin I. Haas and Howard M. Leitner are the Trustees. See Pension Plan.
(2) Represents shares which would be received upon conversion of $15,000 of the Company's 8% Convertible Subordinated Debentures.
(3) Includes 44,884 shares owned by Galleon Syndication Corporation of which Norman E. Alexander owns 100% of the issued and outstanding capital stock.
(4) Includes 50,050 shares owned by Advanced Restaurant Concepts, Inc. of which Virgil Gladieux owns 100% of the issued and outstanding capital stock. Mr Gladieux will not be continuing as a directors after December 19, 1996.
(5) Represents shares which would be received upon the conversion of $10,000 of the Company's 8% Convertible Subordinated Debentures.
(6) Represents shares which would be received upon the conversion of $50,000 of the Company's 7% Convertible Senior Subordinated Debentures.

  The following tables sets forth, as of October 8, 1996, the shares of the Company's Common Stock owned beneficially by persons known to the Company to own more than five percent of the outstanding shares of the Common Stock of the Company:

				  Common
				   Stock              Percent
				  Beneficially          of
Name and Address                     Owned               Class
------------------------ --------------------- -----------------
Chock Full O'Nuts Corporation
Employee Stock Ownership Plan
Chock Full O'Nuts Corporation
370 Lexington Avenue               705,092(1)             6.6%(1)
New York, New York 10017
Gabelli Funds, Inc.
One Corporate Center
Rye, New York 10580                1,585,390(2)          13.6%(2)
Dimensional Fund Advisors Inc.
1299 Ocean Avenue
11th Floor
Santa Monica, California 90401       771,390(3)           7.2%(3)
David L. Babson & Company, Inc.
One Memorial Drive
Cambridge, Massachusetts 02142       687,823(4)           6.4%(4)
HBK Investments Holdings, L.P.
777 Main Street
Suite 2750
Fort Worth, Texas 76102              835,482(5)           7.2%(5)
The TCW Group, Inc.
865 South Figueroa Street
Los Angeles, California  90017       920,788(6)           8.6%(6)
------





(1) See "Employee Stock Ownership Plan".
(2) Includes 500,121 shares which would be received upon conversion of $4,116,000 of the Company's 7% Convertible Senior Subordinated Debentures and 389,372 shares which would be received on conversion of $3,041,000 of the Company's 8% Convertible Subordinated Debentures. This information has been confirmed to the Company by Gabelli Funds Inc. on October 16, 1996.
(3) This information has been confirmed to the Company by Dimensional Fund Advisors, Inc. on October 8, 1996.
(4) This information has been confirmed to the Company by David L. Babson & Company on October 8, 1996.
(5) Represents shares which would be received upon conversion of $6,876,000 of the Company's 7% Convertible Senior Subordinated
Debentures as  reported on Amendment     No.4 to Schedule 13G on
September 19,1996.
(6) The information has been conformed to the Company by The TCW Group, Inc. on October 8, 1996.


	      RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

  The Directors propose that the stockholders ratify the appointment of Ernst & Young as the Company's independent auditors for 1997. Ernst & Young has been the Company's independent auditors for the last seventeen years. The report of Ernst & Young with respect to the Company's financial statements appears in the Company's annual report for the fiscal year ended July 31, 1996. A representative of Ernst & Young will be at the annual meeting and will have an opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions. In the event the stockholders fail to ratify the appointment, the Directors will consider it a directive to consider other auditors for a subsequent year.

  Approval of the foregoing proposal requires the affirmative vote of a majority of the votes cast.

  The Board of Directors recommends a vote FOR this proposal.




STOCKHOLDERS PROPOSALS
Proposal 1
John J. Gilbert, who resides at 29 East 64th Street, New York, NY 10021, is the owner of 140 shares, and Margaret R. and/or John J. Gilbert trustees U/W of Minnie D. Gilbert for 212 shares, and also trustees U/W of Samuel Rosenthal for 424 shres, and both representing an additional family interest of 703 shares, has advised the Company of his intention to introduce the following resolution at the meeting:

RESOLVED: That the stockholders of Chock full o'Nuts Corporation, assembled in annual meeting in person and by proxy, hereby request that the Board of Directors take the needed steps to provide that at future elections of directors new directors be elected annually and not by classes as is now provided and that on expiration of present terms of directors their subsequent election shall also be on an annual basis.


REASONS: Support along the lines we suggest were shown at the 1990 annual meeting when 22%, owners of 1,597,301 shares, were cast in favor of this proposal. The vote against included 1,846,404 unmarked proxies. ARCO to its credit, voluntarily ended theirs stating that when a very high percentage (34.6%) desired it to be changed to an annual election it was reason enough for them to change it. Several other companies have followed suit such as: Pacific Enterprises, Katy Industries, Hanover Direct and others. A few years ago my resolution on the subject was withdrawn when the Westinghouse directors agreed to end their stagger system. At the recent Lockheed-Martin merger the stagger system was ended and also at a special merger meeting of First Commerce Corporation in 1995. Further, Allegheny Power System tried to put in a stagger system, as well as take away cumulative voting, and the stockholders defeated it, showing stockholders are interested in their rights.

Because of the normal need to find new directors and because of environmental problems and the avalanche of derivative losses and many groups desiring to have directors who are qualified on the subjects, we think that ending the stagger system of electing directors is the answer. Some recommendations have been made to carry out the CERES 10 points. The 11th, in our opinion, should be to end staggered boards and to have cumulative voting.

Equitable Life Insurance Company, which is now called Equitable
Companies, converted from a policy owned company to a public stockholder meeting. Thanks to AXA, the comptrolling French insurance company not wanting it they now do not have a staggered board.

Orange and Rockland Utility Company had a terrible time with the stagger system and its 80% clause to recall a director. The chairman was involved in a scandal effecting the company. Not having enough votes, the meeting to get rid of the chairman had to be adjourned. Finally, at the adjourned meeting enough votes were counted to recall him.

If you agree, please mark your proxy FOR; if you disagree mark
AGAINST. NOTE: Proxies not marked will be voted against this resolution.

___________________


MANAGEMENT COMMENTS


The Board of Directors recommends a vote AGAINST this resolution.

The resolution providing for the Company's Board of Directors to be divided into three classes of directors serving staggered three-year terms was adopted by the stockholders of the Company at its 1986 annual meeting wherein approximately 73.5% of the shares voted were voted in favor of the resolution.
A Proposal by the same shareholder who has advised the Company of his intention to introduce the above resolution was submitted at the Company's 1987, 1988 and 1990 Annual Meetings and were defeated when approximately 61%, 68% and 78%, respectively, of the shares voted were voted against such shareholder's resolution.

As stated at the time of the adoption of the resolution, the Board of Directors of the Company believes that a classified Board of Directors is advantageous to the Company and its stockholders. By providing that directors will serve three-year rather than one-year terms, the continuity and stability of the composition of the Company's Board of Directors and of the policies formulated by the Board will be enhanced. The Board believes that the assurance of continuity and stability are important to the continued success of the Company. The Board also believes that this, in turn, will permit it more effectively to represent the interests of all stockholders, including responding to circumstances created by demands or actions of a particular stockholder or group of stockholders.


Proposal 2

   Mark Kreiger, who resides at 2098 Lower Lake Drive, Santa Ana, CA, 92705 is the owner of 10,000 shares, has advised the Company of his intention to introduce the following resolution at the meeting:
	RESOLVED, that each Director shall be required to own at least 10,000 shares of Company Stock. This minimum, yet modest investment will provide additional incentive for Director excellence and more importantly; a keen interest in the direction of stock price.
If you agree, please your proxy FOR; if you disagree mark AGAINST.
NOTE:  Proxies not marked will be voted against this resolution
	MANAGEMENT COMMENTS
The Board of Directors recommend a vote AGAINST this resolution.
The Company encourages each of its directors to own securities of the Company. As a matter of fact, each current director beneficially owns shares of Company stock.
  However, the Company does not believe that a director be required to own any minimum number of shares, because any such minimum number might, because of financial contraints and other reasons, make it impossible for a qualified person to serve as a director of the Company and thereby deny the Company the benefits of the advice and counsel of such person.
  While, as stated above, the Company encourages each and every director to continue to invest in the Company, the Company does not believe that a means test is an appropriate factor in determining whether or not a person should serve as a director of the Company. The Company would only nominate directors who would take such obligations seriously and therefore, the Company does not believe ownership of a minimum number of shares of Company stock is a necessary test for serving as a director, nor will such ownership change in any manner the performance by a director of his duties and responsibilities to the Company's shareholders.

STOCKHOLDER PROPOSALS

  Stockholder proposals intended to be presented at the Company's 1997 Annual Meeting must be received by the Company for inclusion in the Company's proxy statement relating to that meeting not later than July 27, 1997. Such proposals should be addressed to Martin J. Cullen, Secretary, Chock Full O'Nuts Corporation, 370 Lexington Avenue, New York, New York 10017.

				 OTHER MATTERS

  The management knows of no other business which will be presented for consideration at the Annual Meeting other than that stated in the notice of meeting, except that the minutes of the Annual Meeting of Stockholders held December 19, 1995, will be presented for approval as to form but such action is not to constitute approval or disapproval of any of the matters referred to in such minutes. If, however, any other matters shall properly come before the Annual Meeting, it is intended that the persons named in the enclosed proxy, or their substitutes, will vote the proxies in accordance with their best judgment in such matters. The cost of this proxy solicitation and any additional material relating to the meeting which may be furnished to the stockholders will be borne by the Company. In addition, solicitation by telephone, telegraph or other means may be made personally, without additional compensation, by officers, directors and regular employees of the Company. The Company also will request brokers, dealers, banks and voting trustees and their nominees holding shares of record but not beneficially to forward proxy soliciting material to beneficial owners of such shares, and the Company, upon request, will reimburse them for their expenses in so doing. The Company has also retained Hill and Knowlton to aid in solicitation of proxies at an anticipated aggregate cost not in excess of $30,000.

  A copy of the Company's Annual Report to the Securities and Exchange Commission on Form 10-K, without exhibits, will be provided without charge to any stockholder submitting a written request. Such request should be addressed to Martin J. Cullen, Secretary, Chock Full O'Nuts Corporation, 370 Lexington
Avenue, New York, New York 10017.

			     By Order of the Board of Directors

					  MARTIN J. CULLEN
					       Secretary
Dated: New York, New York
 October 30, 1996

  CHOCK FULL O'NUTS CORPORATION

This proxy solicited by the Board of Directors for the Annual Meeting on December 19, 1996

  The undersigned hereby appoints Marvin I. Haas and Howard M. Leitner, and each of them, with full power of substitution, the attorneys and proxies of the undersigned to attend the Annual Meeting of Stockholders of Chock Full O'Nuts Corporation to be held December 19, 1996 at 3:00 P.M., Eastern Standard Time and at any adjournment or adjournments thereof, hereby revoking any proxies heretofore given, to vote all shares of stock of the Company held or owned by the undersigned as indicated on the proposals as more fully set forth in the Proxy Statement, and in their discretion upon such other matters as may come before the meeting.

1. Election of Directors: for a three-year term  Martin J Cullen,
Marvin I Haas and R Scott Schafler

  FOR all nominees  WITHHOLD authority to vote for all nominees.

  FOR all nominees, EXCEPT nominee(s) written below.
-------------------------------------------------------------------
The Board of Directors recommends a vote FOR all nominees.

2. Proposal to ratify the appointment of independent auditors for 1997.

 FOR AGAINST ABSTAIN
The Board of Directors recommends a vote FOR Proposal 2.

3. Stockholder Proposals: The Board of Directors recommends a vote AGAINST the following:

Stockholder Proposal I - Staggered Board  ()Against ()For ()Abstain
Stockholder Proposal II - Minimum Ownership
				  of stock             ()Against ()For ()Abstain
------------
(continued and to be signed on reverse side)
  The shares represented by this proxy will be voted as directed or if no direction is indicated, will be voted FOR the election of each of the nominees and FOR Proposal 2 and against Stockholder Proposals I and II.
The undersigned hereby acknowledges receipt of the Notice of and Proxy
Statement for the aforesaid Annual Meeting.

  Date and sign exactly as name appears hereon. Each joint Tenant must sign. When signing as Attorney, Executor, Trustee, etc., give full title. If signer is corporation, sign in full corporate name by authorized officer.

     ..                                         (Date of Above)
     ..                                 (Signature of Stockholder)
     ..                                 (Signature of Stockholder)






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